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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion in this registration statement of our report dated January 29, 1999 (except with respect to the matter discussed in Note 12 to which the date is October 18, 1999) and to the incorporation by reference of our report on the supplemental schedule dated January 29, 1999 included in Clarus Corporation and Subsidiaries (formerly SQL Financials International, Inc.) Form 10-K for the year ended December 31, 1998, and to all references to our Firm included in or made a part of this registration statement.


ARTHUR ANDERSEN LLP


Atlanta, Georgia
October 27, 1999